Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS REVENUE GROWTH AND NET INCOME IN 2014

BRIDGETON, MO – March 30, 2015 – Katy Industries, Inc. (OTC BB: KATY) today reported net income for the year ended December 31, 2014 of $2.5 million, or $0.31 per basic share or $0.09 per diluted share, versus a net loss of $1.5 million, or $0.19 per basic and diluted share, for the year ended December 31, 2013. Net income from continuing operations was $2.5 million in 2014 compared to a net loss of $1.5 million in 2013. Operating income was $1.1 million, or 1.1% of net sales compared to a loss of $1.0 million, or 1.2% of net sales, for the same period in 2013.

Financial highlights for the year ended December 31, 2014, as compared to the year ended December 31, 2013, included:

•	Net sales for the year ended December 31, 2014 were $99.7 million, an increase of $21.4 million, or 27.3%, compared to 2013. The increase was a result of the acquisition of FWP, which contributed $14.0 million in net sales for the year ended December 31, 2014, and increased demand in our Continental business unit.

•	Gross profit was $15.1 million in 2014, an increase of 26.5% from $11.9 million for the year ended December 31, 2013. Gross margin was 15.1% for the year ended December 31, 2014, a decrease of 0.1 percentage point as a percentage of net sales from the prior year. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.3 million and $0.1 million for the years December 31, 2014 and December 31, 2013, respectively. Excluding the LIFO adjustments, gross margin for the years ended December 31, 2014 and December 31, 2013 was flat at 15.4%.

•	Selling, general and administrative expenses were $14.0 million for the year ended December 31, 2014, a $1.7 million increase from the prior year. The increase was primarily due to the acquisition of FWP, unfavorable self-insurance experience for the year ended December 31, 2014 and one-time settlements received during the year ended December 31, 2013.

•	Income tax benefit for the year ended December 31, 2014 includes a benefit as a result of the acquisition of FWP. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

In the fourth quarter of 2014, Katy reported a net loss of $0.6 million, or $0.07 per share, an improvement of $0.4 million versus a net loss of $1.0 million, or $0.13 per share, in the fourth quarter of 2013. Loss from continuing operations was $0.6 million in the fourth quarter of 2014 compared to $0.7 million in the fourth quarter of 2013. Operating loss was $0.4 million, or 1.3% of net sales, in the fourth quarter of 2014, compared to of $0.6 million, or 3.4% of net sales, for the same period in 2013.

Financial highlights for the fourth quarter of 2014, as compared to the same period in the prior year, included:

•	Net sales in the fourth quarter of 2014 were $27.6 million, an increase of $9.1 million, or 49.6%, from the fourth quarter of 2013. The increase was a result of the acquisition of Ft. Wayne Plastics (“FWP”), which contributed $4.4 million in net sales for the three months ended December 31, 2014, and increased demand in our Continental business unit.

•	Gross profit in the fourth quarter of 2014 was $3.0 million, an increase of $0.6 million, or 22.5%, from the fourth quarter of 2013. Gross margin was 10.9% in the fourth quarter of 2014, a decrease from 13.3% as a percentage of sales in the fourth quarter of 2013. The decrease in gross margin percent was primarily a result of customer mix.

•	Selling, general and administrative expenses were $3.4 million for the fourth quarter of 2014 compared to $3.1 million in the fourth quarter of 2013. The increase was primarily due to the first quarter acquisition of FWP, which increased SG&A expenses for the three months ended December 31, 2014 by $0.3 million.

Cash provided by operating activities before changes in operating assets and liabilities was $2.7 million for the year ended December 31, 2014 as compared to $0.9 million in the same period of 2013.  Changes in operating assets and liabilities from continuing operations used $6.0 million for the year ended December 31, 2014 as compared to providing $0.7 million in the same period of 2013. The current year decrease was a result of higher accounts receivable and inventory for the year ended December 31, 2014 partially due to the acquisition of FTW in 2014.

Debt at December 31, 2014 was $22.0 million versus $7.7 million at December 31, 2013.

“We are pleased to report strong revenue growth and continuing improvements in operating income for the year” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “The acquisition of FWP has been a great addition to our company and we expect to realize ongoing benefits as we continue to implement our strategic operational plans.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2013. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net sales	$27,580	$18,439	$99,657	$78,256
Cost of goods sold	24,585	15,995	84,605	66,359
Gross profit	2,995	2,444	15,052	11,897
Selling, general and administrative expenses	3,357	3,051	13,990	12,287
Severance, restructuring and related charges	-	17	-	338
Loss on disposal of assets	-	-	-	230
Operating (loss) income	(362)	(624)	1,062	(958)
Interest expense	(225)	(89)	(1,011)	(767)
Other, net	38	34	155	171
(Loss) income from continuing operations before income tax benefit	(549)	(679)	206	(1,554)
Income tax (expense) benefit from continuing operations	(24)	(4)	2,279	(21)
(Loss) income from continuing operations	(573)	(683)	2,485	(1,575)
(Loss) income from operations of discontinued business (net of tax)	-	(300)	-	73
Net (loss) income	$(573)	$(983)	$2,485	$(1,502)

Net (loss) income	$(573)	$(983)	$2,485	$(1,502)
Other comprehensive (loss) income
Foreign currency translation	(55)	(26)	(130)	(71)
Pension and other postretirement benefits	(566)	1,686	(566)	1,686
Total comprehensive (loss) income	$(1,194)	$677	$1,789	$113

Net (loss) income per share of common stock - Basic:
Continuing operations	$(0.07)	$(0.09)	$0.31	$(0.20)
Discontinued operations	-	(0.04)	-	0.01
Net (loss) income	$(0.07)	$(0.13)	$0.31	$(0.19)

Net (loss) income per share of common stock - Diluted:
Continuing operations	$(0.07)	$(0.09)	$0.09	$(0.20)
Discontinued operations	-	(0.04)	-	0.01
Net (loss) income	$(0.07)	$(0.13)	$0.09	$(0.19)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	7,951	7,951	26,810	7,951

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	December 31, 2014	December 31, 2013
Current assets:
Cash	$66	$708
Accounts receivable, net	10,840	7,206
Inventories, net	15,881	10,004
Other current assets	659	663
Assets held for sale	-	74
Total current assets	27,446	18,655

Other assets:
Goodwill	2,556	-
Intangibles, net	3,909	-
Other	1,839	1,375
Total other assets	8,304	1,375

Property and equipment	59,421	55,495
Less: accumulated depreciation	(49,263)	(48,533)
Property and equipment, net	10,158	6,962

Total assets	$45,908	$26,992

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$7,327	$5,983
Book overdraft	699	264
Accrued expenses	8,550	8,473
Payable to related party	3,650	2,750
Deferred revenue	186	186
Revolving credit agreement	21,967	7,706
Total current liabilities	42,379	25,362

Deferred revenue	130	316
Other liabilities	4,090	3,794
Total liabilities	46,599	29,472

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,544)	(848)
Accumulated deficit	(122,898)	(125,383)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(691)	(2,480)

Total liabilities and stockholders' (deficit) equity	$45,908	$26,992

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Twelve Months Ended
	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income (loss)	$2,485	$(1,502)
Loss from discontinued operations	-	(73)
Income (loss) from continuing operations	2,485	(1,575)
Depreciation and amortization	2,153	2,034
Write-off and amortization of debt issuance costs	327	209
Stock-based compensation	27	13
Loss on sale or disposal of assets	-	230
Deferred income taxes	(2,318)	-
	2,674	911
Changes in operating assets and liabilities:
Accounts receivable	(2,099)	(446)
Inventories	(4,450)	654
Other assets	56	579
Accounts payable	733	664
Accrued expenses	(246)	(594)
Payable to related party	500	500
Deferred revenue	(187)	(195)
Other	(308)	(511)
	(6,001)	651

Net cash (used in) provided by continuing operations	(3,327)	1,562
Net cash provided by discontinued operations	74	764
Net cash (used in) provided by operating activities	(3,253)	2,326

Cash flows from investing activities:
Payment for acquistion, net of cash received	(10,775)	-
Capital expenditures	(831)	(566)
Net cash used in continuing operations	(11,606)	(566)
Net cash provided by discontinued operations	-	1,913
Net cash (used in) provided by investing activities	(11,606)	1,347

Cash flows from financing activities:
Net borrowings	14,261	(3,197)
Loan from related party	400	-
Increase (decrease) in book overdraft	435	(229)
Direct costs associated with debt facilities	(672)	-
Net cash provided by (used in) financing activities	14,424	(3,426)

Effect of exchange rate changes on cash from continuing operations	(207)	(142)
Effect of exchange rate changes on cash from discontinued operations	-	(18)
Net effect of exchange rate changes on cash	(207)	(160)
Net (decrease) increase in cash	(642)	87
Cash, beginning of period	708	621
Cash, end of period	$66	$708

Reconciliation of free cash flow to GAAP Results:

Net cash (used in) provided by operating activities	$(3,253)	$2,326
Capital expenditures	(831)	(566)
Free cash flow	$(4,084)	$1,760